Offer to Exchange Eligible Options for New Options June 29, 2020 Aptevo Town Hall Meeting Exhibit (a)(1)(K)

Offer to Exchange Eligible Options for New Options Overview Eligible Option Holders Eligible Options New Option Terms Process for Participation Important Disclaimers Agenda

During the exchange offer period, eligible option holders will have the ability to exchange eligible stock options for a lesser number of new stock options Tender offer commenced on June 29, 2020 The offering period expires at 6:00 p.m. PT on July 27, 2020, unless extended by Aptevo Overview of Exchange Offer

Eligible Option Holders Employees, including executive officers, certain consultants and outside directors who on the commencement date of the Exchange Offer (June 29, 2020) are providing services to us and hold outstanding eligible stock options Participants must continue to be employed by or providing services as an outside director or consultant to us on the New Option Grant Date (6:00 p.m. PT on July 27, 2020, unless extended) Any employee, consultant or outside director holding eligible stock options whose service with us terminates for any reason before the date the new stock options are granted, including due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her eligible options subject to their existing terms and would not be eligible to receive new stock options in the offer exchange.

Eligible Stock Options Held by an Eligible Holder Has an exercise grant price equal to or greater than $21.00 per share, which is not set to expire in calendar year 2020; and Was granted under our 2018 Stock Incentive Plan, 2016 Amended and Restated Stock Plan or Converted Equity Awards Incentive Plan

New options will be granted promptly following the Expiration Date Exercise price of New Options will be the closing price of our common stock reported on The Nasdaq Capital Market on the grant date Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options. New Option Terms

All new options will be non-qualified stock options (NSOs) Each New Option will have a maximum term of 10 years New Options will not be vested on the grant date of the New Option. The vesting terms of your new Options are as follows: Each New Option granted in exchange for vested shares underlying an Eligible Option will vest with a new one-year vesting schedule, vesting in full at the end of 12 months measured from the grant date of the New Option. Each New Option granted in exchange for an Eligible Option that is not fully vested will vest per the vesting schedules that match the existing stock options, vesting in the same proportions over the same vesting term. New Option Terms

Participation is voluntary You will receive an email informing you that the process has started, and you will receive a list of your eligible options To participate, you must complete, sign and deliver your Election Form no later than 6:00 p.m. PT on July 27, 2020 You may revoke your Election Form at any time prior to the Expiration Time by submitting a Notice of Withdrawal of Election You will receive email confirmations of receipt of your Election Form and your Notice of Withdrawal of Election Form Your Election Form and Notice of Withdrawal of Election Form will be sent to Aptevo@certent.com and questions can be sent to: Megan Schutzler, Manager, External Reporting at schutzlerm@apvo.com You will be able to access all forms and documents via your TDAmeritrade account – if you need help with access to your account, contact Megan Schutzler at schutzlerm@apvo.com Process for Participation

The exchange offer is a Tender Offer filed with the SEC (Schedule TO) All terms of the exchange offer are governed by the Offering Memorandum and the related Election Form We strongly encourage you to consult with your personal financial or tax advisors prior to deciding whether to participate in the exchange offer WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR QUARTERLY REPORT BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFERING MEMORANDUM OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFERING MEMORANDUM OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. Important Disclaimers